EXHIBIT 23.1

                          Independent Auditors' Consent




The Board of Directors
Trendwest Resorts, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-82065) on Form S-8 of Trendwest Resorts, Inc. of our report dated January 30, 2002, with respect to the consolidated balance sheets of Trendwest Resorts, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Trendwest Resorts, Inc.



/s/ KPMG LLP
Seattle, Washington
March 29, 2002